Exhibit 99.1

     First Niagara Financial Group, Inc. Announces Availability of Investor
                                 Presentations

Lockport, N.Y., March 16, 2004 First Niagara Financial Group, Inc. (NASDAQ:
FNFG) announced today that investors will have an opportunity to listen to a teleconference about the Company's strategy, future outlook, and current operations on March 18, 2004, as senior management of the Company makes presentations to a group of institutional investors, which was coordinated with the help of Friedman, Billings, Ramsey, & Co.

A teleconference of the presentations will be available, listen only, by dialing toll-free 1-877-709-8150. The presentations can be viewed by accessing the Company's website at www.fnfg.com on the morning of March 18, and will be archived for 90 days following the event. A replay of the teleconference will be available until March 25, 2004 by dialing 1-877-660-6853, account number 6340, conference number 96832.

The schedule of presentations for the day, which are expected to run consecutively beginning at 11:00 A.M. (EST), is as follows:

Strategic and Financial Overview - Paul, J. Kolkmeyer, President & CEO
                                   John R. Koelmel, Executive Vice President
                                   & CFO

Business Banking Overview - G. Gary Berner, Executive Vice President, Chief
                            Lending Officer

Financial Services Group Overview - Daniel E. Cantara, Senior Vice President,
                                    Financial Services Group

Consumer Banking Overview - David J. Nasca, Executive Vice President, Consumer
                            Banking Group

The presentations are expected to conclude by 2:00 P.M. (EST).

First Niagara Financial Group, Inc., which has assets of $4.9 billion and deposits of $3.3 billion, is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 68 banking centers, a loan production office, several financial services subsidiaries, and 92 ATMs across New York State. First Niagara's range of products includes personal and business checking, savings, business loan and mortgage products, cash management services, investment alternatives, lease financing and trust services. The Company offers an expanded product line, which includes commercial and personal insurance and investment advisory services.

Officer Contacts
----------------
Paul J. Kolkmeyer........  President and CEO
John R. Koelmel..........  Chief Financial Officer
Christopher J. Thome.....  Reporting and Investor Relations Manager
                           (716) 625-7645
                           chris.thome@fnfg.com
Leslie G. Garrity........  Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com